EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                                   9,130 Units

                                       of

                    Winthrop Partners 80 Limited Partnership

                               at $125 Per Unit by

               Equity Resource Lexington Fund LIMITED PARTNERSHIP

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             THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
                 ON MAY 20, 2002 UNLESS THE OFFER IS EXTENDED.
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Equity Resource Lexington Fund, Limited Partnership, a Massachusetts limited partnership, Eggert Dagbjartsson, its general partner and Equity Resources Group, Inc., its manager (collectively "Lexington Fund" or the "Purchaser"), hereby offers to purchase 9,130 Units ("Units") of limited partnership interests in Winthrop Partners 80 Limited Partnership, a Massachusetts Limited partnership (the "Partnership"). Lexington Fund is offering to pay a purchase price of $125 for each Unit, to the seller in cash, without interest, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after April 19, 2002 (without regard to the record date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). Neither Lexington Fund, Equity Resources Group, Inc., Lexington Fund's manager nor Eggert Dagbjartsson, Lexington Fund's general partner is an affiliate of the Partnership or the general partner of the Partnership. The Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 20% of all Units outstanding as of the date of the Offer.

The Offer is subject to certain conditions described in this Offer to Purchase. See "THE OFFER--Section 15--Conditions of the Offer." The Offer is not conditioned upon the valid tender of any minimum number of Units. If more than ((units)) Units are validly tendered and not withdrawn, the Purchaser will accept for purchase up to 9,130 Units, on a pro rata basis, subject to the terms and conditions described in the Offer to Purchase, see "THE OFFER--Section 15--Certain Conditions of the Offer." A limited partner of the Partnership (a "Limited Partner") may tender any or all Units owned by that Limited Partner.

The Offer is subject to certain risks described in this Offer to Purchase. See "THE OFFER--Introduction--Risk Factors."

                                    IMPORTANT

Any Limited Partner desiring to tender any or all of the Units held by that Limited Partner should complete and sign the Agreement of Sale accompanying this Offer to Purchase, in accordance with the instructions set forth in the Agreement of Sale, and mail or deliver the Agreement of Sale and any other required documents to Equity Resources Group, Inc., the manager of the Purchaser, at the address set forth on the back cover of this Offer to Purchase, or request his or her broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction for him or her.

     No person has been authorized to make any recommendation or any representation on behalf of the Purchaser or to provide any information other than as contained in this Offer to Purchase or in the Agreement of Sale. No recommendation, information, or representation may be relied upon as having been authorized.

Direct questions or requests for assistance or additional copies of this Offer to Purchase or the Agreement of Sale to:

                              D.F. King & Co., Inc.
                                 77 Water Street
                                   20th Floor
                               New York, NY 10005

                      Please Call Toll-Free: (800) 207-3158
                                       or
                          Call Collect: (212) 493-6952

                                Table of Contents

SUMMARY TERM SHEET..............................................................

INTRODUCTION...................................................................1

RISK FACTORS...................................................................3

TENDER OFFER...................................................................5
Section 1.    Terms of the Offer...............................................5
Section 2.    Proration; Acceptance for Payment and Payment for Units..........5
Section 3.    Procedures for Tendering Units...................................5
Section 4.    Withdrawal Rights................................................7
Section 5.    Extension of Tender Period; Termination; Amendment...............7
Section 6.    Certain Tax Consequences.........................................7
Section 7.    Purpose and Effects of the Offer.................................9
Section 8.    Future Plans....................................................10
Section 9.    Past Contacts and Negotiations With General Partner.............10
Section 10.   Certain Information Concerning the Partnership ................ 11
Section 11.   Background and Reasons for the Offer............................15
Section 12.   Certain Information Concerning the Purchaser....................15
Section 13.   Source and Amount of Funds .................................... 16
Section 14.   Voting Power .................................................. 16
Section 15.   Certain Conditions of the Offer.................................16
Section 16.   Certain Legal Matters and Required Regulatory Approvals.........16
Section 17.   Fees and Expenses...............................................17
Section 18.   Miscellaneous...................................................17

                                   SCHEDULE 1

       Information regarding the Managers of Equity Resources Group, Inc.
        the Manager of Purchaser (Equity Resources Lexington Fund) ..........S-1

                                   SCHEDULE 2

         Properties Owned by the Partnership ................................S-2

                               SUMMARY TERM SHEET

Equity Resource Lexington Fund, Limited Partnership, a Massachusetts limited partnership, Eggert Dagbjartsson, its general partner and Equity Resources Group, Inc., its manager (collectively "Lexington Fund") is offering to purchase 9,130 Units ("Units") of limited partnership interests in Winthrop Partners 80 Limited Partnership, a Massachusetts Limited partnership (the "Partnership") for $125 per Unit, to the seller in cash, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after April 19, 2002, unless a limited partner was not entitled to receive that distribution. The following are some questions you, as a Limited Partner, may have, and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying documents because the information in this summary is not complete, and additional information is contained in the remainder of this Offer to Purchase.

How do I tender my Units?

   In order to tender your Units properly, you must properly complete and execute an Agreement of Sale and deliver it to our address set forth on the enclosed business reply envelope and on the back cover of the offer to purchase not later than the time the offer expires. See "THE OFFER--Section 3--Procedures for Tendering Units."

Who is offering to buy my Units?

   Lexington Fund is offering to purchase 9,130 Units. Lexington Fund is a Massachusetts limited partnership whose general partner is Eggert Dagbjartsson and whose manager is Equity Resources Group, Inc., a Massachusetts corporation which is engaged in real estate investment and consulting. See "THE OFFER--Section 12--Certain Information Concerning the Purchaser."

What are the classes and amounts of securities sought in the offer?

   Lexington Fund is seeking to purchase 9,130 Units of limited partnership interests in the Partnership. This represents 20% of the Partnership's outstanding Units. See "INTRODUCTION."

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay fees or commissions?

   Lexington Fund is offering to purchase 9,130 Units ("Units") of limited partnership interests in Winthrop Partners 80 Limited Partnership, a Massachusetts Limited partnership (the "Partnership"). Lexington Fund is offering to pay a purchase price of $125 for each Unit, to the seller in cash, without interest, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after April 19, 2002 (without regard to the record date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). If you tender your Units in the Offer and you were not entitled to receive any distribution declared or paid from any source by the Partnership with respect to your Units after April 19, 2002, the amount paid to you in the Offer will not be reduced by the amount of any distribution you were not entitled to receive. If you tender your Units in the offer, you will not have to pay any brokerage fees, commissions or similar expenses.

Do you have the financial resources to make payment and is your financial condition relevant to my decision to tender in the offer?

   The Purchaser expects that approximately $1,141,250 (exclusive of fees and expenses) will be required to purchase 9,130 Units, if tendered. The Purchaser will obtain those funds from capital contributions from its members, which have an aggregate net worth substantially in excess of the amount required to purchase the 9,130 Units. The Purchaser is not a public company and has not prepared audited financial statements. We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment is cash, and we currently have sufficient cash and cash equivalents relative to the consideration to be paid in the offer. Additionally, the offer is not subject to any financing condition. See "THE OFFER--Section 13--Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

   You will have at least until 12:00 midnight, Eastern Time, on May 20, 2002, to decide whether to tender your Units in the offer. In addition, if we decide to extend the offering period as described below, you will have an additional opportunity to tender your Units. See "THE OFFER--Section 3--Procedures for Tendering Units."

Can the offer be extended or amended and under what circumstances?

   Yes, we may elect to extend the offer: to extend the period of time during which the offer is open; upon the failure of a Limited Partner to satisfy any of the conditions specified in Section 15, to delay the acceptance for payment of, or payment for, any Units; and to amend the offer in any respect (including, without limitation, by increasing or decreasing the offer price). If you do not tender your Units during the initial offering period, you will not have the opportunity to accept the offer. See "THE OFFER--Section 5--Extension of Tender Period; Termination; Amendment."

How will I be notified if the offer is extended?

   If we decide to extend the offer, we will send each Limited Partner notification of the extension, not later than 9:00 a.m., Eastern Time, on the business day after the day on which the offer was scheduled to expire. See "THE OFFER--Section 5--Extension of Tender Period; Termination; Amendment."

What are the most significant conditions to the offer?

   We are not obligated to purchase any Units in the offer if we have not confirmed to our reasonable satisfaction that, upon purchase of the Units, we will be entitled to receive all distributions, from any source, from the Partnership after April 19, 2002, and that the Partnership will change the address associated with the holder of the Units to our address. See "THE OFFER--Section 15--Certain Conditions of the Offer."

How do I withdraw previously tendered Units?

   To withdraw your Units after you have tendered them, you must deliver a properly executed written notice of withdrawal with the required information to us while you still have the right to withdraw the Units. See `THE OFFER--Section 4--Withdrawal Rights.'"

Until what time can I withdraw previously tendered Units?

   "Until what time can I withdraw previously tendered Units? You can withdraw Units at any time until the offer has expired, and you can withdraw them at any time after the expiration date until we accept Units for payment. See `THE OFFER--Section 4--Withdrawal Rights.'"

What does the partnership think of the offer?

   One Winthrop Properties, the general partner of the Partnership, is required to respond to this offer. The Purchaser does not currently know what the general partner will recommend to limited partners as to whether or not to tender units pursuant to the offer.

Will there be any change to the Partnership or my Units if I decide not to tender my Units?

   It is expected that following the offer, the business and operations of the Partnership will be continued substantially as they are currently being conducted today. We are acquiring the Units for investment purposes only, not with a view toward affecting management of the Partnership. You should note, however, that if we purchase an additional 9,130 Units, we and our affiliates will own 20.45% of the outstanding Units. Although this would not represent a majority interest, this increase in ownership would give us and our affiliates increased control over any vote of the limited partners. See "THE OFFER--Section 8--Future Plans" and "--Section 14--Voting Power."

What is the market value of my shares as of a recent date?

   Partnership Spectrum, a national reporting service covering limited partnerships, reported the sale of 319 Units in the Partnership at a price of $126.81 per Unit on the informal market "matching service" between January 1, 2001 and February 28, 2002. The Purchaser and its affiliates have purchased 0 Units in the Partnership in the past twelve months and know of no other sales of Units in the past twelve months. See "INTRODUCTION--Market Value of the Units."

Who can I talk to if I have questions about the offer?

   You can call D.F. King & Company, the information agent for this offer, toll-free at (800) 207-3158 or call them collect at (212) 493-6952.

                                  INTRODUCTION

         Equity Resource Lexington Fund, Limited Partnership, a Massachusetts limited partnership, Eggert Dagbjartsson, its general partner and Equity Resources Group, Inc., its manager (collectively "Lexington Fund" or the "Purchaser"), is offering to purchase 9,130 Units ("Units") of limited partnership interests in Winthrop Partners 80 Limited Partnership, a Massachusetts Limited partnership (the "Partnership"). Lexington Fund is offering to pay a purchase price of $125 for each Unit, to the seller in cash, without interest, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after April 19, 2002 (without regard to the record date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). If you tender your Units in the Offer and you were not entitled to receive any distribution declared or paid from any source by the Partnership with respect to your Units after April 19, 2002, the amount paid to you in the Offer will not be reduced by the amount of any distribution you were not entitled to receive.

         The Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 20% of the Units outstanding as of the date of the Offer. Neither Lexington Fund, its manager, Equity Resources Group, Inc., nor its general partner, Eggert Dagbjartsson is an affiliate of the Partnership. The Offer to Purchase is not conditioned upon the valid tender of any minimum number of Units. If more than 9,130 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase up to 9,130 Units, on a pro rata basis, subject to the terms and conditions described in this Offer to Purchase, see "OFFER--Section 15--Certain Conditions of the Offer." A limited partner of the Partnership (a "Limited Partner") may tender any or all Units owned by that Limited Partner.

Payment of the Offer Price

         For those Limited Partners who accept the Offer, a cash payment for Units will be made to those Limited Partners within ten (10) business days following the expiration date of the Offer, as long as Lexington Fund has received from those Limited Partners a properly completed and duly executed Agreement of Sale and assurances from the general partner of the Partnership that the address applicable to the holder of those Units will be changed to the Purchaser's address. The Purchasers may accept only a portion of the Units tendered by a Limited Partner in the event a total of more than 9,130 Units are tendered.

Market Value of the Units

Partnership Spectrum, a national reporting service covering limited partnerships, reported the sale of 319 Units in the Partnership at a price of $126.81 per Unit on the informal market "matching service" between January 1, 2001 and February 28, 2002. The Purchaser and its affiliates have purchased 0 Units in the Partnership in the past twelve months and know of no other sales of Units in the past twelve months. See "OFFER-Section 7-Purpose and Effects of the Offer" for information concerning the Purchaser's methodology in determining the Offer Price.

No Selling Commissions

         Units sold in the informal market "matching service" usually require payment of a selling commission of the greater of $200 or 8.75%. If you accept the Offer, however, you will not pay any selling commission.

Transfer Fees

         If you accept the Offer, the Purchaser will pay the transfer fee for this transaction.

Purpose of the Offer

The purpose of the Offer is to allow the Purchaser to benefit from any one or a combination of the following:

         o any cash distributions, whether these distributions are classified as a return on, or a return of, capital, from the operations in the ordinary course of the Partnership;

         o any distributions of net proceeds from the sale of assets by the Partnership;

         o any distributions of net proceeds from the liquidation of the Partnership;

         o  any cash from any redemption of the Units by the Partnership, and

         o any proceeds that may be received by the Limited Partners or by the Partnership as a result of any litigation. The Purchaser is not aware of any current or pending litigation involving the Partnership.

         The Offer is not conditioned upon the valid tender of any minimum number of the Units. If more than 9,130 Units are tendered and not withdrawn, the Purchaser will accept up to 9,130 of the tendered Units on a pro rata basis, subject to the terms and conditions described in this Offer to Purchase. Regardless of the number of Units tendered in the Offer, any Limited Partner tendering 5 or fewer Units will be exempt from proration, as long as that Limited Partner tenders all of that Limited Partner's Units. See "THE OFFER-Section 15--Certain Conditions of the Offer. The Purchaser expressly reserves the right, in its sole discretion and for any reason, to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to do so.

Certain Information About the Partnership

         The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance with that act, is required to file reports and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial condition and other matters. These reports and other information may be inspected at the public reference facilities maintained by the SEC at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the SEC located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates or from the SEC's Website at http://www.sec.gov.

         The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be inspected and copies may be obtained from the SEC in the manner specified above.

         According to publicly available information, there were 45,636 Units issued and outstanding held by approximately 1,518 limited partners on March 1, 2002.

         Information contained in this Offer to Purchase which relates to, or represents statements made by, the Partnership, has been derived from information provided in reports and other information filed with the SEC by the Partnership.

         Limited Partners are urged to read this Offer to Purchase and the accompanying Agreement of Sale carefully before deciding whether to tender their Units in the Offer.

                                  RISK FACTORS

Before making a decision whether or not to accept the Offer, you should consider the following Risk Factors:

In making the Offer, there has been no third party valuation or appraisal.

No independent party has been retained by Lexington Fund or any other person to evaluate or render any opinion to Limited Partners with respect to the fairness of the Offer Price, and no representation is made as to any fairness or other measures of value that may be relevant to Limited Partners. Other than the valuation given by the general partner of the Partnership in its 1999 offer to purchase Units, Lexington Fund has not based its valuation of the properties owned by the Partnership on any third-party appraisal or valuation and it is uncertain whether the Offer Price reflects the value that would be realized upon the sale of Units by a Limited Partner to a third party. We urge Limited Partners to consult their own financial and tax advisors in connection with the Offer.

The Offer Price may not represent fair market value of Units.

There is no established or regular trading market for Units, nor is there another reliable standard for determining the fair market value of the Units. The Offer Price does not necessarily reflect the price that Limited Partners might receive in an open market sale of Units. Those prices could be higher than the Offer Price.

The Offer Price does not take into account any future prospects of the Partnership.

The Offer Price is speculative in nature and does not ascribe any value to potential future improvements in the operating performance of the Partnership's properties.

The Offer Price may not represent the value that a Limited Partner might receive upon a liquidation of the Partnership.

Although a liquidation of the Partnership is not anticipated in the near future, you might receive more value if you retain Units until the Partnership is liquidated. The actual proceeds which might be obtained upon liquidation of the Partnership are highly uncertain and could be more than the Offer Price. Limited Partners are not required to accept the Offer and tender their Units.

There may be conflicts of interest with respect to the Offer.

Lexington Fund is making the Offer with a view toward making a profit. Accordingly, there is a conflict between Lexington Fund's desire to acquire your Units at a low price and your desire to sell your Units at a high price. Lexington Fund's intent is to acquire the Units at a discount to the value Lexington Fund might ultimately realize from owning the Units. Although Lexington Fund cannot predict the future value of the Partnership assets on a per Unit basis, the Offer Price could differ significantly from the net proceeds that could be realized from a current sale of the properties owned by the Partnership or that may be realized upon future liquidation of the Partnership.

We may conduct future offers at a higher price.

It is possible that we may conduct a future offer at a higher price than the Offer Price. That decision will depend on, among other things, the performance of the Partnership, prevailing economic conditions and our interest in acquiring additional Units.

If you accept the Offer and sell your Units, you may recognize taxable gain on your sale.

A sale of Units in the Offer will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the Units you transfer to us. The tax consequences of the Offer to a particular Limited Partner may be different from those of other Limited Partners and we urge you to consult your own tax advisor in connection with the Offer.

If you accept the Offer and sell your Units, you will lose the right to share in the future profits of the Partnership.

Limited Partners who sell their Units will be giving up the opportunity to participate in any future potential benefits associated with ownership of Units, including the right to participate in any future distribution of cash or property.

The offer will increase our stake in the Partnership.

Lexington Fund and its affiliates currently own 206 Units, representing 0.45% of the Partnership's outstanding Units. If Lexington Fund purchases an additional 9,130 Units, Lexington Fund and its affiliates will own 20.45% of the Partnership's outstanding Units. Although this would not represent a majority interest, this increase in ownership would give Lexington Fund and its affiliates increased control over any vote of the Limited Partners.

                                    THE OFFER

Section 1.  Terms of the Offer.

         Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 9,130 Units that are validly tendered on or prior to the Expiration Date (as defined below). The term "Expiration Date" means 12:00 midnight, Eastern Time, on May 20, 2002, unless the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See "Offer--Section 15--Certain Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser will not be required to accept for payment or to pay for any Units tendered, and may amend or terminate the Offer if:

o the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units, the Purchaser will be entitled to receive all distributions, from any source, from the Partnership after April 19, 2002, and that the Partnership will change the address applicable to the holder of the Units tendered in the Offer to Purchaser's address;

o    the Agreement of Sale is not properly completed and duly executed.

         Purchaser reserves the right (but shall not be obligated) to waive any or all of these conditions. If any or all of those conditions have not been satisfied or waived by the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered,
(ii) terminate the Offer and return all tendered Units to tendering Limited Partners, (iii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, purchase all Units validly tendered, (iv) extend the Offer and, subject to the right of Limited Partners to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or
(v) otherwise amend the Offer.

Section 2.  Proration; Acceptance for Payment and Payment for Units.

         If not less than 9,130 Units are validly tendered and not properly withdrawn prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all of those Units so tendered.

         If more than 9,130 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 9,130 Units so tendered, on a pro rata basis, with appropriate adjustments to avoid tenders of fractional Units. Regardless of the number of Units tendered in the Offer, any Limited Partner tendering 5 or fewer Units will be exempt from proration, as long as that Limited Partner tenders all of that Limited Partner's Units.

         In the event that proration is required, the Purchaser will determine the precise number of Units to be accepted and will announce the final results of proration as soon as practicable, but in no event, later than five (5) business days following the Expiration Date. Purchaser will not pay for any Units tendered until after the final results of proration have been determined.

         If, prior to the Expiration Date, the Purchaser increases the Offer Price, the increased Offer Price will be paid for all Units accepted for payment pursuant to the Offer, whether or not those Units were tendered prior to such increase.

Section 3.  Procedures for Tendering Units.

Valid Tender. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Sale must be received by Lexington Fund at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date and not withdrawn prior to the Expiration Date. A Limited Partner may tender any or all Units owned by that Limited Partner. At least ten (10) business days will remain in the offer in the event the offer price is reduced by any distributions with respect to the Units.

         The delivery of the Agreement of Sale will be deemed made only when actually received by Lexington Fund. Sufficient time should be allowed by a Limited Partner electing to tender Units in the Offer to ensure timely delivery.

Backup Federal Income Tax Withholding. A tendering Limited Partner must verify that Limited Partner's correct taxpayer identification number or social security number, as applicable, and make certain warranties and representations that it is not subject to backup federal income tax withholding as set forth in the Agreement of Sale.

Tenders by Beneficial Holders. A tender of Units can only be made by the Registered Owner of those Units, and the party whose name appears as Registered Owner must tender those Units on behalf of any beneficial holder, as set forth in the "Instructions" to the Agreement of Sale.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and validity, eligibility (including time of receipt), and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties.

Other Requirements. By executing and delivering the Agreement of Sale, a tendering Limited Partner (who does not properly withdraw acceptance of the Offer prior to the Expiration Date) irrevocably appoints the Purchaser as that Limited Partner's proxy, with full power of substitution. All proxies are irrevocable and coupled with an interest in the tendered Units and empower the Purchaser to exercise all voting and other rights of such Limited Partner as it in its sole discretion may deem proper at any meeting of Limited Partners. The complete terms and conditions of the proxy are set forth in the Agreement of Sale.

         By executing and delivering the Agreement of Sale, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its designees as the Limited Partner's attorneys-in-fact. This appointment will be effective upon Purchaser's payment for the Units. The complete terms and conditions of the Power of Attorney are set forth in the Agreement of Sale.

         By executing and delivering the Agreement of Sale, a tendering Limited Partner will irrevocably assign to the Purchaser and its assignees all right, title, and interest that the Limited Partner has to the Units, including, without limitation, any and all distributions made by the Partnership after April 19, 2002, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date and whether those distributions are classified as a return on, or a return of, capital. The complete terms and conditions of the assignment of the Units are set forth in the Agreement of Sale.

         By executing the Agreement of Sale, a tendering Limited Partner represents that either:

         o the Limited Partner is not a "plan" subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R ss.2510-3-101 of any "plan"; or

         o the tender and acceptance of Units pursuant to the applicable Offer will not result in a nonexempt prohibited transaction under
              Section 406 of ERISA or Section 4975 of the Code.

         By executing the Agreement of Sale, a tendering Limited Partner also agrees that regardless of any provision in the Partnership's Agreement of Limited Partnership which provides that a transfer is not effective until a date subsequent to the date of any transfer of Units under the Offer, the Offer Price will be reduced by any distributions with respect to the Units after April 19, 2002, whether those distributions are classified as a return on, or a return of, capital, unless, with respect to a limited partner, that limited partner was not entitled to receive that distribution.

         Limited Partners will not have any appraisal or dissenters' rights with respect to or in connection with the Offer.

Section 4.  Withdrawal Rights.

         Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In the event that the Offer is extended beyond the Expiration Date, the Units tendered may be withdrawn at any time prior to the end of the extension period. In addition, limited partners have a right to withdraw tendered shares at any time after the expiration of the offer until we accept Units for payment.

         In order for a withdrawal to be effective, a signed, written transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, and the number of Units to be withdrawn. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

Section 5.  Extension of Tender Period; Termination; Amendment.

         The Purchaser expressly reserves the right, in its sole discretion, at any time:

         o    to extend the period of time during which the Offer is open;

         o upon the failure of a Limited Partner to satisfy any of the conditions specified in Section 15, to delay the acceptance for payment of, or payment for, any Units; and

         o to amend the Offer in any respect (including, without limitation, by increasing or decreasing the Offer Price).

         Any extension, or amendment will be followed as promptly as practicable by a mailing notifying each Limited Partner, the mailing in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by the rules and regulations of the SEC. The minimum period during which an Offer must remain open following a material change in the terms of the Offer or of information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought, however, a minimum ten-business-day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

         Because Purchaser is offering to purchase less than 100% of the Units, there will be no "subsequent offering period" as defined in Rule 14d-11 of the Exchange Act.

Section 6.  Certain Tax Consequences

         The following is a summary of certain federal income tax consequences of a sale of Units pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authorities as of the date of the Offer. All of the foregoing are subject to change, and any change could affect the continuing accuracy of this summary. This summary does not address all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of that Limited Partner's specific circumstances, or that may be relevant to Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt entities), nor does it address any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THAT LIMITED PARTNER OF SELLING UNITS PURSUANT TO THE OFFER, INCLUDING, WITHOUT LIMITATION, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

         Consequences to tendering Limited Partners. A Limited Partner will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and
(ii) that Limited Partner's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Limited Partner for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Limited Partner's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon that Limited Partner's particular circumstances and will be affected by allocations of Partnership taxable income or loss to a Limited Partner with respect to those Units, and distributions to a Limited Partner. In this regard, tendering Limited Partners will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the last day of the month preceding the effective date of the sale.

         Subject to Code Section 751 (discussed below), the gain or loss recognized by a Limited Partner on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Limited Partner as a capital asset. Changes to the federal income tax laws in recent years modified applicable capital gain rates and holding periods. Gain with respect to Units held for more than one year will be taxed at long-term capital gain rates not exceeding 20 percent. Gain with respect to Units held one year or less will be taxed at ordinary income rates, up to a maximum rate of
39.6 percent. To the extent of depreciation recapture of previously deducted straight-line depreciation with respect to real property, a maximum rate of 25 percent is imposed (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a Limited Partner with respect to the disposition of the Units may be subject to this maximum 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

         Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry forward period is five years and non-corporate taxpayer can carry forward such capital losses indefinitely). In addition, corporations (but not non-corporate taxpayers) are allowed to carry back excess capital losses to the three preceding taxable years.

         A portion of Limited Partner's gain or loss on a sale of a Unit pursuant to the Offer may be treated as ordinary income or loss. That portion will be determined by allocating a Limited Partner's amount realized for a Unit between amounts received in exchange for all or a part of the Limited Partner's interest in the Partnership attributable to "Section 751 items" and non-Section 751 items. Section 751 items include "inventory items" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751. The difference between the portion of the Limited Partners amount realized that is allocable to Section 751 items and the portion of the Limited Partner's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss. The difference between the Limited Partner's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Limited Partner as a capital asset.

         Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any taxable year only to the extent of that person's passive activity income for such year. Closely held corporations may offset passive activity losses against passive activity income and active income, but may not offset such losses against portfolio income. If a Limited Partner is subject to these restrictions and has unused passive losses from prior years, those losses will generally become available upon a sale of Units, provided the Limited Partner sells all of his or her Units. If a Limited Partner does not sell all of his or her Units, the deductibility of those losses would continue to be subject to the passive activity loss limitation until the Limited Partner sells his or her remaining Units.

         Gain realized by a foreign Limited Partner on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. Purchaser will withhold 10% of the amount realized by a tendering Limited Partner from the Purchase Price payable to that Limited Partner unless the Limited Partner properly completes and signs the Agreement of Sale certifying the accuracy of the Limited Partner's TIN and address, and that the Limited Partner is not a foreign person. Amounts withheld are creditable against a foreign Limited Partner's federal income tax liability. If amounts withheld are in excess of such liability, a refund can be obtained.

         A Limited Partner who tenders Units must file an information statement with his or her federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3). The selling Limited Partner must also notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferors and transferees within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year).

         Consequences to a non-tendering Limited Partner. Purchaser anticipates that a Limited Partner who does not tender his or her Units will not realize any material federal income tax consequences as a result of the decision not to tender.

Section 7.  Purpose and Effects of the Offer.

         The Purchaser is making the Offer for investment purposes with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units. No independent party has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made as to the fairness of the Offer Price. The Purchaser may in the future seek to acquire additional Units through private purchases, one or more future tender offers, or by any other means deemed advisable. However, the Purchaser has no plans that relate to or would result in:

         o any extraordinary transaction, such as a merger, consolidation or liquidation, involving the Partnership;

         o any purchase, sale or transfer of a material amount of assets of the Partnership;

         o any material change in the distribution policy of the Partnership or in its capitalization or indebtedness;

         o any change in the present Board of Directors or management of the Partnership or the General Partner;

         o  any material change in the Partnership's structure or business;

         o  any class of securities of the Partnership to be listed or delisted;
            or

         o any class of securities of the Partnership to become eligible for termination of registration under the Exchange Act.

         The Purchaser established the Offer Price based primarily on the general partner's valuation in its September 20, 1999 offer to purchase Units. In that offer, the general partner valued Units at $181 per Unit ("GP Valuation"). Because of the long-term nature of the leases encumbering the Partnership's properties and because of the fact that the majority of the Partnership's properties are not encumbered by long-term debt, the Purchaser believes that the GP Valuation is relevant despite the fact that it was done three years ago. Limited partners should note that the GP Valuation provided the following qualifications, "we believe that the above methodology is an appropriate method for determining the value of the units. The utilization of different valuation methods, discount rates or assumptions also could be appropriate. In this regard, you should be aware that the use of lower discount rates would result in a higher value. Furthermore, you should understand that other appropriate valuation methods could yield a higher value." This qualification applies to the Offer Price to the extent that the Purchaser has relied on the GP Valuation in determining the Offer Price.

         Though there have been changes in the Partnership since the GP Valuation, the Purchaser believes that the net effect of those changes is not material. A portion of the cash used in the GP Valuation has been distributed to limited partners, decreasing the value of the Partnership. This decrease in value has been offset by the fact that the

Partnership's Victoria, TX property is now fully leased and by the fact that the percentage rents collected at the Partnership's Nebraska City, NE and Livingston, TX properties have increased. In determining the fair market value of Units, the Purchaser discounted the GP Valuation 30% based on the long-term illiquid nature of the Units, the Unitholders' lack of control over the Partnership's operations and the uncertainty concerning the Partnership's future operations. With this discount, the Purchaser arrived at a fair market value of $126.70 per Unit. Applying an illiquidity discount is standard for real estate limited partnerships. According to the most recent Partnership Spectrum, the average annual discounts applied to real estate limited partnership since 1992 have ranged from 25% to 44%.

         Other measures of value may be relevant to a Limited Partner, and all Limited Partners are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Sale and to consult with their own advisors (tax, financial, or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units. The Offer is being made as a speculative investment by the Purchaser based on its belief that there is inherent underlying value in the assets of the Partnership. The purpose of the Offer is to allow the Purchaser to benefit to the greatest extent possible from any one or a combination of the following:

         o any cash distributions, whether those distributions are classified as a return on, or a return of, capital, from the operations in the ordinary course of the Partnership;

         o any distributions of net proceeds from the sale of assets by the Partnership;

         o any distributions of net proceeds from the liquidation of the Partnership;

         o  any cash from any redemption of the Units by the Partnership, and

         o any proceeds that may be received by the Limited Partners or by the Partnership as a result of litigation (the Purchaser is not aware of any current or pending litigation involving the Partnership).

Price Range of Units; Distributions.

Lack of Public Market. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by the American Partnership Board, which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than by accepting the Offer) because the Units are not listed or traded on any national securities exchange or quoted on NASDAQ. The Purchaser and its affiliates have purchased 0 Units in the Partnership in the past twelve months and know of no other sales of Units in the past twelve months.

Section 8.  Future Plans.

Future Plans of the Purchaser. The Purchaser is acquiring the Units pursuant to the Offer for investment purposes. However, the Purchaser and its affiliates may acquire additional Units through private purchases, one or more future tender offers, or by any other means deemed advisable. Those future purchases may be at prices higher or lower than the Offer Price.

Future Plans of the Partnership. Except as otherwise set forth in this Offer to Purchase, it is expected that following the Offer, the business and operations will be continued substantially as they are currently being conducted. For a description of the Partnership's business, Limited Partners are urged to review the Partnership's 2001 10-K.

Section 9.  Past Contacts and Negotiations with General Partner.

         Since 1983, and continuing until the date of this Offer, various affiliates of the Purchaser have engaged in ongoing conversations and exchanges of correspondence with various affiliates of the Partnership and affiliates of the general partner of the Partnership with regard to these affiliates' ownership of Units and other partnership interests in which the general partner of the Partnership is affiliated. These conversations have principally involved requests to obtain the list of Limited Partners and other information concerning the Partnership. In 2000, as a result of these conversations, an affiliate of the Purchaser entered into an agreement with the General Partner of the Partnership. One part of this agreement gives the General Partner the option to acquire up to 50% of all units which the

Purchaser acquires in certain partnerships, including this Partnership, on the same terms as the Purchaser. In the past, the general partner has exercised this option with regard to some offers made by the Purchaser for units in other partnerships and has declined to exercise this option with regard to other offers made by the Purchaser for units in other partnerships. The Purchaser does not know if the general partner will exercise its option with regard to this particular offer and has had no discussions with the general partner regarding its plans concerning this offer.

         Neither the Partnership, the General Partner or any of their affiliates have disclosed to the Purchaser or disclosed in any filings made by the Partnership with the SEC, any plans or intentions to liquidate the Partnership.

Section 10.  Certain Information Concerning the Partnership.

         Except as otherwise indicated, information contained in this Section 10 is based upon filings made by the Partnership with the SEC. Although the Purchaser has no information that any statements contained in this Section 10 are untrue, the Purchaser is not assuming any responsibility for the accuracy or completeness of any information contained in this Section 10 which is derived from those filings, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any information but which are unknown to the Purchaser.

General. The Partnership's principal executive offices are located at 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts 02114. Its telephone number is 617-570-4600.

The Partnership's primary business is real estate ownership and related operations. The Partnership was organized under the Uniform Limited Partnership Act of the Commonwealth of Massachusetts on February 5, 1980, for the purpose of owning and leasing commercial and industrial real properties. The Partnership offered and sold pursuant to a Registration Statement filed with the Securities and Exchange Commission 45,636 Units of limited partnership interest ("Units") at a purchase price of $500 per Unit for total capital contributions from Limited Partners of $22,818,000.

The General Partners of the Partnership are One Winthrop Properties, Inc., a Massachusetts corporation, and Linnaeus-Hampshire Realty Limited Partnership (formerly known as Linnaeus-Hampshire Realty Company), a Massachusetts limited partnership. The Managing General Partner is a wholly-owned subsidiary of First Winthrop Corporation, a Delaware corporation. The Partnership's only business is owning and leasing improved real estate.

Originally Anticipated Term of Partnership; Alternatives. The Partnership was formed to invest in real estate. The Purchaser has no information regarding the anticipated holding period of the Partnership's assets or the termination date of the Partnership.

Selected Financial and Property-Related Data. Set forth on the following pages is a summary of certain financial and statistical information with respect to the Partnership, all of which has been excerpted or derived from the Partnership's most recent Form 10K for the year ended December 31, 2001. More comprehensive financial and other information is included in those reports and other documents filed by the Partnership with the SEC, and the following summary is qualified in its entirety by reference to those reports and other documents and all the financial information and related notes contained in those reports.

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                        (In Thousands, Except Unit Data)

                                                                              DECEMBER 31,
                                                              ---------------------------------------------
                                                                      2001                    2000
                                                              ---------------------    --------------------
ASSETS
Real Estate Leased to Others:
Accounted for under the operating method,
      at cost, net of accumulated depreciation of
      $839 (2001) and $675(2000)                              $              4,546     $             3,831
Accounted for under the financing method                                         -                     905
                                                              ---------------------    --------------------
                                                                             4,546                   4,736

Other Assets:
Cash and cash equivalents                                                    1,121                   1,317
Deferred costs and other assets, net of accumulated
      amortization of $42 (2001) and $18 (2000)                                223                     174
                                                              ---------------------    --------------------
           Total Assets                                       $              5,890     $             6,227
                                                              =====================    ====================

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Accounts payable and accrued expenses                         $                 48     $                81
Distributions payable to partners                                              625                     280
                                                              ---------------------    --------------------

           Total Liabilities                                                   673                     361
                                                              ---------------------    --------------------

Partners' Capital:

Limited Partners -
   Units of Limited Partnership Interest,
   $500 stated value per Unit; authorized - 50,010
   Units; issued and outstanding - 45,646 Units                              5,889                   6,486
General Partners' Deficit                                                     (672)                   (620)
                                                              ---------------------    --------------------

           Total Partners' Capital                                           5,217                   5,866
                                                              ---------------------    --------------------

           Total Liabilities and Partners' Capital            $              5,890     $             6,227
                                                              =====================    ====================

                              STATEMENTS OF INCOME
                        (In Thousands, Except Unit Data)

                                                                          YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------
                                                                        2001                     2000
                                                                ---------------------    ------------------
Income:
Rental income from real estate leases accounted
      for under the operating method                            $              1,089     $              720
Interest on short-term investments                                                39                     97
Interest income on real estate leases accounted
      for under the financing method                                               6                     80
Insurance settlement income                                                        -                    916
Other income                                                                       -                      2
                                                                ---------------------    ------------------

         Total income                                                          1,134                  1,815
                                                                ---------------------    ------------------

Expenses:
Depreciation and amortization                                                    188                     92
Management fees                                                                   16                     15
Operating expenses                                                                 2                     39
General and administrative                                                       112                    126
                                                                ---------------------    ------------------

         Total expenses                                                          318                    272
                                                                ---------------------    ------------------

Net income                                                      $                816     $            1,543
                                                                =====================    ==================

Net income allocated to general partners                        $                 65     $               59
                                                                =====================    =================-

Net income allocated to limited partners                        $                751     $            1,484
                                                                =====================    ==================

Net income per Unit of Limited Partnership Interest             $              16.45     $            32.51
                                                                =====================    ==================

Distributions per Unit of Limited Partnership Interest          $              29.53     $            42.13
                                                                =====================    ==================

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                              ---------------------------------------------
                                                                                      2001                    2000
                                                                              ---------------------    --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                    $                816     $             1,543
Adjustments to reconcile net income to net cash provided
  by operating activities:
      Depreciation                                                                             164                      83
      Amortization                                                                              24                       9
      Insurance settlement income                                                                -                    (916)
Changes in assets and liabilities:
      Increase in other assets                                                                 (71)                    (53)
      (Decrease) increase in accounts payable and
           accrued expenses                                                                    (33)                     35
                                                                              ---------------------    --------------------

      Net cash provided by operating activities                                                900                     701
                                                                              ---------------------    --------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Minimum lease payments received, net of interest income
         earned, on leases accounted for under the financing method                             26                     234
      Insurance settlement income                                                                -                     916
      Leasing costs                                                                             (2)                    (60)
                                                                              ---------------------    --------------------

      Net cash provided by investing activities                                                 24                   1,090
                                                                              ---------------------    --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Cash distributions                                                                    (1,120)                 (2,427)
                                                                              ---------------------    --------------------

      Cash used in financing activities                                                     (1,120)                 (2,427)
                                                                              ---------------------    --------------------

Net decrease in cash and cash equivalents                                                     (196)                   (636)

Cash and Cash Equivalents, Beginning of Year                                                 1,317                   1,953
                                                                              ---------------------    --------------------

Cash and Cash Equivalents, End of Year                                        $              1,121     $             1,317
                                                                              =====================    ====================

Supplemental Disclosure of Non-Cash Financing Activities
Accrued distributions to partners                                             $                625     $               280
                                                                              =====================    ====================

Other Information. The Partnership is subject to the reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the SEC relating to its business, financial results and other matters. These reports and other documents may be inspected at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, and at the regional offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies should be available by mail upon payment of the SEC's customary charges by writing to the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and other information filed electronically with the SEC, the address of which is http://www.sec.gov.

Cash Distributions History. The Partnership made cash distributions of $29.54 per Unit in 2001 and $42.13 in 2000.

Section 11.  Background and Reasons for the Offer.

         The Purchaser is in the business of acquiring fractional investment interests for long-term retention and seeks to purchase the Units in furtherance of that strategy. The Purchaser and its affiliates have been in this business since 1981. The Units acquired as a result of the Offer will be held as long-term investments and not with a view to a resale. The Purchaser does not acquire general partner interests nor is it engaged in property management. The Purchaser does not currently intend to establish control of the Partnership in the future through subsequent tender offers or other purchasers of Units.

Section 12.  Certain Information Concerning the Purchaser.

         The Purchaser is a Massachusetts limited partnership which holds limited partnership interests in real estate with other limited partnerships. The Manager of the Purchaser is Equity Resources Group, Inc., a Massachusetts corporation ("Manager"), which is controlled by Eggert Dagbjartsson ("ED"), who is also the general partner of the Purchaser. ERG is engaged in real estate investment and consulting. The Purchaser's, ERG's and Mr. Dagbjartsson's offices are located at 44 Brattle Street Cambridge, MA 02138. For certain information concerning the members of the Manager, see Schedule 1 to this Offer to Purchase.

         Except as otherwise set forth in this Offer to Purchase,

         o neither the Purchaser, Manager, or ED, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser beneficially owns or has a right to acquire any Units;

         o neither the Purchaser, Manager, or ED, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser or any member, director, executive officer, or subsidiary of any of the foregoing has effected any transaction in the Units;

         o neither the Purchaser, Manager, or ED, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings, or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations;

         o there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between the Purchaser, Manager, or ED,, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand; and

         o there have been no contracts, negotiations, or transactions between the Purchaser, Manager, or ED, or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer (other than as described in Section 8 of this Offer) or other acquisition of securities, an election or removal of the General Partner, or a sale or other transfer of a material amount of assets.

Section 13.  Source and Amount of Funds.

         The Purchaser expects that approximately $1,141,250 (exclusive of fees and expenses) will be required to purchase 9,130 Units, if tendered. The Purchaser will either use cash on hand or will obtain those funds from capital contributions from its members, each of whom have an aggregate net worth substantially in excess of the amount required to be contributed to the Purchaser to purchase the 9,130 Units. The Purchaser is not a public company and has not prepared audited financial statements. The Purchaser and its members have adequate cash and cash equivalents to fund payment to selling limited partners. As of November 1, 2001, the Purchaser had over $1,200,000 in cash on hand and total assets in excess of $5,000,000. The members of the Partnership have informed the Partnership that they will contribute any amount required to purchase the 9,130 Units. No third-party financing is required in connection with the Offer. The Purchaser represents to all tendering Limited Partners that the Purchaser has the financial wherewithal to accept for payment and thereby purchase all 9,130 Units which the Purchaser has offered to purchase in this Offer to Purchase. No alternative financing plan exists.

Section 14.  Voting Power.

         The Purchaser and its affiliates currently own 206 Units, representing 0.45% of the Partnership's outstanding Units. If the Purchaser purchases an additional 9,130 Units, the Purchaser and its affiliates will own 20.45% of the Partnership's outstanding Units. Although this would not represent a majority interest, this increase in ownership would give the Purchaser and its affiliates increased control over any vote of the Limited Partners.

Section 15.  Certain Conditions of the Offer

         Purchaser will not be required to accept for payment or to pay for any Units tendered, and may amend or terminate the Offer if:

            o the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units, the Purchaser will be entitled to receive all distributions, from any source, from the Partnership after April 19, 2002, and that the Partnership will change the address associated with the holder of the Units to Purchaser's address;

            o the Agreement of Sale is not properly completed and duly executed.

         The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to that condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion on or prior to the expiration of the offer. The failure by the Purchaser at any time on or prior to the expiration of the offer to exercise these rights will not be deemed a waiver of those rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time on or prior to the expiration of the offer. Any determination by the Purchaser concerning the events described in this Section 15 will be final and binding upon all parties.

Section 16.  Certain Legal Matters and Required Regulatory Approvals.

         Except as set forth in this Offer to Purchase, based on its review of filings made by the Partnership with the SEC and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units in the Offer. In addition, the Purchaser is not aware of any filings, approvals, or other actions by or with any domestic, foreign, or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any approval or other action be required, there can be no assurance that any additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain that approval. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions. See "THE OFFER--Section 15--Certain Conditions of the Offer."

         Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated under the HSR Act by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe that any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the Offer.

         State Takeover Laws. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in the Offer, nor any action taken in connection with the Offer, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Units tendered.

Section 17.  Fees and Expenses

         D.F. King and Co. has been retained by the Purchaser to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services in an amount not in excess of $15,000 in connection with the Offer and will be indemnified against certain liabilities and expenses in connection with its service as the Information Agent.

         Except as set forth in this Section 17, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks, trust companies, and other nominees, if any, will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

Section 18.   Miscellaneous.

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) Limited Partners in any jurisdiction in which the making of the Offer or the acceptance of Units tendered in the Offer would not be in compliance with the laws of that jurisdiction. The Purchaser is not aware of any jurisdiction within the United States in which the making of the Offer of the acceptance of Units tendered in the Offer would be illegal.

         In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will withdraw the Offer. The Purchaser has filed with the SEC, the Schedule TO, together with exhibits, pursuant to Rule 14d-1 of the General Rules and Regulations under the Exchange Act, furnishing information with respect to the Offer, and may file amendments to that Schedule TO. The Schedule TO and any amendments to that Schedule TO, including exhibits, may be examined and copies may be obtained from the SEC as set forth above in "Introduction."

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Agreement of Sale and, if given or made, any information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

                                   SCHEDULE 1

                       INFORMATION REGARDING THE MANAGERS
                         OF EQUITY RESOURCES GROUP, INC.

         Set forth below are the names of the members of Equity Resources Group, Inc., the Manager of the Purchaser and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person is 44 Brattle Street, Cambridge, MA 02138.



Eggert Dagbjartsson Executive Vice President and Principal, Equity Resources
                    Group Inc., 1992-Present General Partner, Equity Resource Lexington Fund Limited Partnership, 1999-Present

                    Mr. Dagbjartsson began working at Equity Resources Group, Inc. (ERG) in 1985. In 1989, Mr. Dagbjartsson became ERG's Chief Investment Officer, with primary responsibility for the valuation and negotiation of investment acquisitions for various Equity Resource Funds. In 1992, Mr. Dagbjartsson became Executive Vice President and Principal of ERG. In addition to being the General Partner of Equity Resource Lexington Fund, Mr. Dagbjartsson is a Co-General Partner of the following Equity Resources Funds:

                            Equity Resource Fund XVII
                            Equity Resource Fund XIX
                            Equity Resource General Fund
                            Equity Resource Cambridge Fund
                            Equity Resource Brattle Fund
                            Equity Resource Bay Fund
                            Equity Resource Pilgrim Fund
                            Equity Resource Bridge Fund
                            Equity Resource Boston Fund

                    During the past five years, Mr. Dagbjartsson has not been convicted in a criminal proceeding or been a party to any procedural or administrative proceeding that resulted in a judgment, decree or final order enjoining Mr. Dagbjartsson from future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities law.

Equity Resources Lexington Fund Limited Partnership was formed under Massachusetts law in August 2000 for the purpose of providing a secondary market for real estate limited partnership interests. Its predecessor entity, Equity Resource Group, Inc., was formed under Massachusetts law in March 1981 for the purpose of providing financial consulting services in the field of real estate limited partnerships syndicated through private placement offerings. The corporation's functions include advising real estate developers, investors and syndicators in the areas of financial analysis, negotiation and the structuring of investment entities.

                                   SCHEDULE 2

                       PROPERTIES OWNED BY THE PARTNERSHIP


         For a summary of the Properties owned by the Partnership, see Section 10 of the Offer.

                            The Information Agent is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                                   20th Floor
                               New York, NY 10005

                      Please Call Toll-Free: (800) 207-3158
                                       or
                          Call Collect: (212) 493-6952